BACK-TO-BACK LOAN AGREEMENT

between

NL INDUSTRIES, INC., as Borrower,

and

NLKW HOLDING, LLC, as Lender,

dated as of

November 14, 2016

TABLE OF CONTENTS

Recitals
ARTICLE I Definitions
ARTICLE II The Commitment and Loans
ARTICLE III Taxes
ARTICLE IV Conditions Precedent
ARTICLE V Representations and Warranties
ARTICLE VI Affirmative Covenants
ARTICLE VII [Reserved]
ARTICLE VIII Events of Default and Remedies
ARTICLE IX Miscellaneous

EXHIBIT A           BACK-TO-BACK PLEDGE AND SECURITY AGREEMENT

EXHIBIT B           BACK-TO-BACK REVOLVING CREDIT LOAN NOTE

BACK-TO-BACK LOAN AGREEMENT

This Back-to-Back Loan Agreement (this "Agreement"), dated as of November 14, 2016, is entered into between NL Industries, Inc., a New Jersey corporation ("NL" or the "Borrower"), and NLKW Holding, LLC, a Delaware limited liability company ("NLKW" or the "Lender").

Recitals
 WHEREAS, on the date hereof, NL transferred to NLKW certain property consisting of its interest in and to certain Kronos Stock (hereafter defined), pursuant to an Assignment by Capital Contribution, dated the date hereof, between Borrower and Lender;
WHEREAS, on the date hereof, Valhi, Inc., a Delaware corporation ("Valhi") has agreed to advance credit and make loans to the NLKW in an aggregate unpaid principal amount not exceeding $50 million dollars (the "Loans"), evidenced by that certain Loan Agreement of even date herewith (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") made by NLKW and payable to the order of Valhi;
WHEREAS, on the date hereof, as security for the Loan from Valhi to NLKW, NLKW has pledged the Kronos Stock to Valhi pursuant to a Pledge and Security Agreement (the "Security Agreement") given by NLKW in favor of Valhi to secure the payment and performance of all of the secured obligations set forth therein;
WHEREAS, NL, as Borrower, desires to enter into a loan transaction with NLKW, as Lender, for an extension of credit in the same amount as extended by Valhi to NLKW pursuant to the Loan Agreement, and upon such other terms and conditions set forth herein; and
WHEREAS, NLKW, as Lender, desires to extend to NL, as Borrower, credit and enter into this loan transaction upon the terms and conditions contained herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

 Definitions
1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

"Affiliate" as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in Control of, is controlled by, or is under common Control with, such Person.
"Applicable Interest Rate" means the Prime Rate plus one and seven eighth's percent (1.875%) per annum.
"Back-to-Back Security Agreement" means the Back-to-Back Pledge and Security Agreement, dated as of the date hereof, made by Borrower in favor of Valhi to provide further security for the Loan, in the form attached hereto as Exhibit A, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Bankruptcy Code":  Title 11 of the United States Code, as amended.
"Back-to-Back Loan" means any Back-to-Back Revolving Credit Loan and "Back-to-Back Loans" means all outstanding Back-to-Back Revolving Credit Loans in the aggregate, as the context may require.
"Back-to-Back Loan Documents" means, collectively, this Agreement, the Back-to-Back Security Agreement, the Back-to-Back Revolving Credit Note and all other agreements, documents, certificates and instruments executed and delivered to Lender or Valhi, as the case may be, by Borrower in connection herewith.
"Back-to-Back Revolving Credit Commitment" means the obligation of Lender to make Back-to-Back Revolving Credit Loans in an aggregate principal amount not to exceed $50 million, as the same may be increased by the Lender, from time to time, in its sole discretion.
"Back-to-Back Revolving Credit Loans" means any revolving credit loan made by Lender under this Agreement, in an aggregate amount not to exceed the Back-to-Back Revolving Credit Commitment.
"Back-to-Back Revolving Credit Note" means a promissory note of Borrower payable to Lender, evidencing the aggregate indebtedness of Borrower to Lender from Back-to-Back Revolving Credit Loans, in the form attached hereto as Exhibit B.
"Business Day" means (a) for all purposes other than as covered by subsection (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in Texas are authorized or required by law to close.
"Change of Control" means (a) the Borrower ceasing to own, directly or indirectly, one hundred percent (100%) of the limited liability company membership Units of the Lender on a fully diluted basis or (b) Permitted Holders ceasing to Control the Borrower.
"Closing Date" means the date on which the conditions precedent set forth in Section 4.01 are satisfied or waived.
"Collateral" has the meaning for such term set forth in the Back-to-Back Security Agreement.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise.  "Controlling" and "Controlled" have meanings correlative to Control.
"Default" means any of the events specified in Section 8.01 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 8.01 would, unless cured or waived, become an Event of Default.
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

"Environmental Law" means any and all Federal, state, foreign, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other legal requirements (including common law) as now or may at any time hereafter be in effect, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or, to the extent relating to exposure to substances that are harmful or detrimental to the environment, or human health or safety.
"Equity Interests" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
"Event of Default" has the meaning set forth in Section 8.01.
"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.
"Hazardous Materials" means (a) any gasoline, petroleum or petroleum products or by-products, radioactive materials, friable asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls and radon gas, and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
"Insolvency Event":  With respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person's affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

"Insolvency Laws":  The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
"Interest Payment Date" means, prior to the Maturity Date, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month), and the Maturity Date.
"Kronos Stock" means shares of common stock of Kronos Worldwide, Inc., a Delaware corporation, to be pledged as collateral under the Security Agreement.
"Lien" means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).
 "Outstanding Loan Amount" shall have the meaning set forth in Section 8.02(b)(v).
"Material Adverse Effect" means a material adverse effect on or material adverse change in or to (a) the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of Borrower, (b) the validity or enforceability of any Back-to-Back Loan Document, (c) the perfection or priority of any Lien purported to be created by any Back-to-Back Loan Document, (d) the rights or remedies of Lender under any Back-to-Back Loan Document or (e) the ability of Borrower to perform any of its material obligations under any Back-to-Back Loan Document to which it is a party.
"Maturity Date" means the earlier to occur of December 31, 2023, (b) the date on which the maturity of the Back-to-Back Loans is accelerated (or deemed accelerated) hereunder and (c) the Back-to-Back Revolving Credit Commitment is reduced to zero or terminated.
"Permitted Holders" means (a) Lisa K. Simmons and Serena Simmons Connelly, (b) members of Ms. Simmons' and Ms. Connelly's families (including their spouse and/or descendants, whether natural or adopted), (c) any trust established for the benefit of Ms. Simmons and Ms. Connelly and members of their families and any trustees and beneficiaries thereof, (d) any Person that is Controlled by any one or more of the Persons specified in (a) through (c) above, and (e) any group made up of any two or more of the Persons specified in (a) through (d) above.
"Person" means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.
"Prime Rate" means the fluctuating interest rate per annum in effect from time to time equal to the base rate on corporate loans as reported as the Prime Rate in the Money Rates column of The Wall Street Journal or other reliable source.

"Related Parties" with respect to any Person, means such Person's Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.
"Solvent":  With respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time:  (a) the fair value of the assets and property of such Person is greater than the amount of such Person's debts as such value is established and debts evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets and property would constitute unreasonably small capital.
"Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person.
"Taxes" means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.
ARTICLE II

 The Commitment and Loans
2.01 Back-to-Back Revolving Credit Commitment.
 Subject to the terms and conditions of this Agreement, prior to the Maturity Date Lender agrees to make Back-to-Back Revolving Credit Loans to Borrower from time to time in an aggregate principal amount at any one time outstanding not exceeding the amount of the Back-to-Back Revolving Credit Commitment. Borrower may use the Back-to-Back Revolving Credit Commitment by borrowing, prepaying the Back-to-Back Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, in each case in increments of $100,000.

2.02 Procedures for Back-to-Back Revolving Credit Borrowing.
Borrower may borrow under the Back-to-Back Revolving Credit Commitments on any Business Day upon one Business Day notice to Lender.
2.03 Repayment of Loans; Evidence of Debt.
(a)
Borrower hereby unconditionally promises to pay to Lender in full in cash, to the extent not previously paid, the then-unpaid principal amount of all Back-to-Back Revolving Credit Loans on the Maturity Date.

(b)
Lender shall maintain an account or accounts evidencing indebtedness of Borrower to Lender resulting from each Back-to-Back Revolving Credit Loan, including the amounts of principal and interest payable and paid to Lender from time to time under this Agreement.

(c)	Borrower will promptly execute and deliver to Lender a Back-to-Back Revolving Credit Note evidencing the Back-to-Back Revolving Credit Loans, in the form of Exhibit B attached to this Agreement.
2.04 Optional Prepayments.
Borrower may at any time and from time to time prepay the Back-to-Back Revolving Credit Loans, in whole or in part, without premium or penalty.
2.05 Mandatory Prepayments.
(a)
If for any reason the aggregate principal amount of Back-to-Back Revolving Credit Loans at any time outstanding exceeds the Back-to-Back Revolving Credit Commitment then in effect, Borrower shall immediately repay Back-to-Back Revolving Credit Loans in an amount equal to such excess.

(b)
If for any reason the Loans shall become immediately become due and payable under the Loan Agreement, either pursuant to Section 8.02 of the Loan Agreement or otherwise, then the Back-to-Back Revolving Credit Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Back-to-Back Revolving Credit Note shall become immediately due and payable.

2.06 Interest.
(a)	Each Back-to-Back Revolving Credit Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Interest Rate.
(b)
If (i) all or any amount of the principal of any Back-to-Back Revolving Credit Loan is not paid when due (without regard to any applicable grace periods), whether at the Maturity Date, by acceleration or otherwise, such overdue principal amount shall bear interest at a rate of interest per annum equal to the Applicable Interest Rate plus 2% and shall be payable on demand, and (ii) if all or any portion of any interest on any Back-to-Back Revolving Credit Loan or other amount payable hereunder shall not be paid when due, whether at the Maturity Date, by acceleration or otherwise, such overdue interest amount shall bear interest at a rate per annum equal to the Applicable Interest Rate plus 2%.

(c)	Interest on each Back-to-Back Revolving Credit Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.
2.07 Computation of Interest and Fees.
 All computations of interest accrued and payable shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on each Back-to-Back Revolving Credit Loan for the day on which the Back-to-Back Revolving Credit Loan is made, and shall not accrue on a Back-to-Back Revolving Credit Loan, or any portion thereof, for the day on which the Back-to-Back Revolving Credit Loan or such portion is paid.
ARTICLE III

Taxes
3.01 Taxes.
(a)
Any and all payments by or on account of any obligation of Borrower hereunder or under any other Back-to-Back Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law.

(b)	Without limiting the provisions above, Borrower shall timely pay any other Taxes imposed on it or its property, when due, to the relevant Governmental Authority in accordance with applicable law.
ARTICLE IV

 Conditions Precedent
4.01 Conditions Precedent to Initial Loans.
The obligation of Lender to make the initial Back-to-Back Revolving Credit Loan requested to be made by it hereunder is subject to the satisfaction or the waiver by Lender of the following conditions precedent:
(a)
Lender shall have received this Agreement and the Back-to-Back Revolving Credit Note, and Valhi shall have received the Back-to-Back Security Agreement, in each case duly executed and delivered by Borrower.

(b)
Lender shall have received audited consolidated financial statements of Borrower for the two most recent fiscal years ended prior to the Closing Date and unaudited interim consolidated financial statements of Borrower for each fiscal quarter ended after the date of the latest applicable audited financial statements delivered as to which such financial statements are available.

(c)	There shall have occurred no Material Adverse Effect since the date of the last audited full year financial statement of the Borrower.
(d)
Valhi shall have received the certificates representing the Collateral (if in certificated form) pledged to Valhi pursuant to the Back-to-Back Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of Borrower and, in the case of uncertificated Collateral, Valhi shall either have been registered by the issuer of such uncertificated Collateral as the registered owner, or the issuer of such uncertificated Collateral shall have agreed in writing to comply with all instructions from Valhi with respect to the uncertificated Collateral without further consent from Borrower for so long as this Agreement is in effect.

(e)
Valhi shall have received satisfactory evidence that each document required by the Back-to-Back Security Agreement or any requirement of law or reasonably requested by the Valhi to be filed, registered or recorded in order to create in favor of the Valhi a perfected first priority Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted under this Agreement), including UCC-1 financing statements in such jurisdictions as may be required by the Back-to-Back Security Agreement or by law or as may be requested by Valhi, shall be in proper form for filing, registration or recording and shall have been properly filed, registered or recorded (or provided to Valhi to be properly filed, registered or recorded, as applicable).

4.02 Conditions Precedent to Each Loan.
The obligation of Lender to make each Back-to-Back Revolving Credit Loan requested to be made by it hereunder (including, without limitation, its initial extension of credit), is subject to the satisfaction or the waiver by Lender of the following conditions precedent:
(a)
Each of the representations and warranties made by Borrower in or pursuant to the Back-to-Back Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on such earlier date.

(b)	No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Back-to-Back Revolving Credit Loans requested to be made on such date.
Each borrowing by Borrower hereunder shall constitute a representation and warranty by Borrower, as of the date such Back-to-Back Revolving Credit Loan is made, that the conditions contained in this Article have been satisfied.

ARTICLE V

 Representations and Warranties
To induce Lender to enter into this Agreement and to make the Back-to-Back Revolving Credit Loans hereunder, Borrower hereby represents and warrants to Lender that:
5.01 Existence; Compliance with Laws.
Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to qualify in such jurisdiction would not reasonably be expected to have a Material Adverse Effect, and (c) to the best of its knowledge, is in compliance with all legal requirements except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.02 Power; Authorization; Enforceability.
(a)
Borrower has the power and authority, and the legal right, to own or lease and operate its property, and to carry on its business as now conducted and as proposed to be conducted, and to execute, deliver and perform the Back-to-Back Loan Documents to which it is a party and to obtain Back-to-Back Revolving Credit Loans hereunder.

(b)
This Agreement constitutes, and each other Back-to-Back Loan Document when delivered hereunder will constitute, a legal, valid and binding obligation of Borrower thereto, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.03 No Contravention.
The execution, delivery and performance of this Agreement and the other Back-to-Back Loan Documents, the borrowing of Back-to-Back Revolving Credit Loans hereunder and the use of the proceeds thereof will not violate any contractual obligation of Borrower.
5.04 Financial Statements.
(a)
The audited consolidated balance sheet of Borrower as at December 31, 2015, and the related consolidated statement of income and of cash flows and equity for the fiscal year then ended present fairly the consolidated financial condition of Borrower as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended, in accordance with GAAP.

(b)
The unaudited consolidated balance sheet of Borrower as at September 30, 2016, and the related unaudited consolidated statement of income and of cash flows for the interim period then ended present fairly the consolidated financial condition of Borrower as at such date, and the consolidated results of operations and their consolidated cash flows for the interim period then ended, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

5.05 No Material Adverse Effect.
Since September 30, 2016, no development or event has occurred that has had or could reasonably be expected to have a Material Adverse Effect on Borrower.
5.06 Taxes.
 Borrower has filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (except those that are currently being contested in good faith by appropriate proceedings).
5.07 Security Documents.
 The Back-to-Back Security Agreement creates in favor of Valhi a legal, valid, continuing and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.08 Solvency.
Borrower is, and after giving effect to the incurrence of all debt and obligations incurred in connection herewith will be, solvent.
ARTICLE VI

 Affirmative Covenants
So long as Lender has any Back-to-Back Revolving Credit Commitment hereunder, or any Back-to-Back Revolving Credit Loans or any other amounts payable to Lender hereunder or under any other Back-to-Back Loan Document have not been paid in full, Borrower shall:
6.01 Financial Statements.
Furnish to Lender:
(a)
As soon as available, but in any event not later than 90 days after the end of each fiscal year of Borrower, a copy of the annual audit report of Borrower for such year including a copy of the audited consolidated balance sheet of Borrower as at the end of such year and the related audited consolidated statements of income and of cash flows and equity for the year then ended, together with an opinion as to such audit report of Borrower's independent certified public accountants which does not contain a "going concern" or similar qualification or exception, or qualification arising out of the scope of the audit; and

(b)
As soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of Borrower, the unaudited consolidated balance sheet of Borrower as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows and equity for such quarter and the portion of the fiscal year through the end of such quarter.

 All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.
6.02 Notices.
Promptly advise Lender of:
(a)	The occurrence of any Default or Event of Default;
(b)
Any (i) default or event of default under any contract to which Borrower is a party or (ii) litigation, investigation or proceeding that may exist between Borrower and any Governmental Authority, in each case that if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)	Any development or event that has had or would reasonably be expected to have a Material Adverse Effect.
6.03 Maintenance of Existence; Compliance.
(a)
(i) Preserve, renew and maintain in full force and effect its corporate or organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	Comply with all legal requirements except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.04 Maintenance of Property; Insurance.
(a)	Maintain and preserve all of its property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
(b)
Maintain insurance with respect to its property and business with financially sound and reputable insurance companies, in such amounts and covering such risks as are usually insured against by similar companies engaged in the same or a similar business; provided, however, that Borrower may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties to Borrower.

6.05 Inspection of Property; Books and Records; Discussions.
 Keep proper books of records and accounts, in which full, true and correct entries in all material respects and in any event in conformity with GAAP and all legal requirements shall be made of all dealings and transactions and assets in relation to its business and activities.
6.06 Use of Proceeds.
Use the proceeds of the Back-to-Back Revolving Credit Loans for its general corporate purposes.
6.07 [Reserved]
6.08 Further Assurances.
Promptly upon the request of Lender:
(a)	Correct any material defect or error that may be discovered in any Back-to-Back Loan Document or in the execution, acknowledgement, filing or recordation thereof; and
(b)
Do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances and other instruments as Lender, may require from time to time in order to perfect and maintain the validity, effectiveness and priority of the Liens intended to be created under the Back-to-Back Security Agreement.

ARTICLE VII

[Reserved]

ARTICLE VIII

 Events of Default and Remedies
8.01 Events of Default.
Each of the following events or conditions shall constitute an "Event of Default" (whether it shall be voluntary or involuntary or come about or be effected by any legal requirement or otherwise):
(a)
Borrower fails to pay either (y) any principal of any Back-to-Back Revolving Credit Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (z) any interest on any Back-to-Back Revolving Credit Loan or any fee or other amount payable hereunder or under any other Back-to-Back Loan Document when due, and in each case such failure remains unremedied for a period of 15 Business Days;

(b)
Borrower fails to perform or observe, or otherwise breaches any other covenant in any of the Back-to-Back Loan Documents, and such failure or breach continues unremedied for a period of 15 Business Days after written notice to Borrower from Lender;

(c)
any representation, warranty, certification or other statement of fact made or deemed made by or on behalf of Borrower herein, in any other Back-to-Back Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder proves to have been false or misleading in any material respect on or as of the date made or deemed made;

(d)
the Back-to-Back Security Agreement ceases for any reason to be valid, binding and in full force and effect or any Lien created by the Back-to-Back Security Agreement ceases to be enforceable and of the same effect and priority purported to be created thereby;

(e)	any Change of Control occurs;
(f)	[Reserved];
(g)	there occurs in the judgment of Lender a Material Adverse Effect;
(h)	an Insolvency Event occurs with respect to Borrower;
(i)	Borrower admits in writing that it is not Solvent or otherwise not able or willing to perform one or more of its obligations under the Back-to-Back Loan Documents;
(j)
a final judgment or judgments for the payment of money with respect to Borrower that is not insured against is entered against Borrower in favor of one or more Governmental Authorities, such Governmental Authorities undertake any action to execute on such final judgment or judgments, and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within thirty (30) days from the date of entry thereof;

(k)
a Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Borrower, (ii) displace the management of Borrower or curtail its authority in the conduct of the business of Borrower, (iii) terminate the activities of Borrower as contemplated by the Back-to-Back Loan Documents, (iv) consolidate the Borrower or any other company, or (v) remove, limit or restrict the Borrower as a borrower of the Back-to-Back Revolving Credit Loan, and in each case such action is not discontinued or stayed within thirty (30) days;

(l)
any provision of the Back-to-Back Loan Documents, any right or remedy of Lender or obligation, covenant, agreement or duty of Borrower, or any Lien, security interest or control granted under or in connection with the Back-to-Back Loan Documents or Collateral terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Borrower, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Borrower directly, indirectly, in whole or in part;

(m)	Valhi ceases for any reason to have a valid and perfected first priority security interest in any Collateral, other than as a result of Valhi's actions; or
(n)	Borrower engages in any conduct or action where Lender's prior consent is required by any Loan Document and Borrower fails to obtain such consent.
8.02 Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, then:
(a)
if such Event of Default is one specified in subsection (d), (g), (h), (i) (j), (k) or (l) above with respect to Borrower, the Back-to-Back Revolving Credit Commitment shall automatically and immediately terminate and the Back-to-Back Revolving Credit Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Back-to-Back Loan Documents shall become immediately due and payable;

(b)	the Lender may take any one or more of the following actions:
(i)
Termination of Back-to-Back Revolving Credit Commitments. Lender may, by notice to Borrower, declare the Back-to-Back Revolving Credit Commitments to be terminated forthwith, whereupon the Back-to-Back Revolving Credit Commitments shall immediately terminate;

(ii)
Amounts Due and Owing.  Lender may, by notice to Borrower, declare the Back-to-Back Revolving Credit Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Back-to-Back Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable;

(iii)	[Reserved];
(iv)
Completion, Delivery of Documents.  Lender may obtain physical possession of all Records of Borrower.  Borrower shall deliver to Lender such assignments and other documents with respect to the Collateral as Lender shall request.

(v)	[Reserved]
(vi)
Equitable Remedies.  Lender shall be entitled to seek an injunction, an order of specific performance or other equitable relief to compel Borrower to fulfill any of its obligations as set forth in the Back-to-Back Loan Documents, if Borrower fails or refuses to perform its obligations as set forth herein or therein.

(c)
all rights and remedies of Lender are cumulative and may be exercised singly or concurrently.  The failure to exercise any right or remedy will not be a waiver of such right or remedy.  Such rights and remedies may be enforced without prior judicial process or hearing.  Borrower agrees that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.  Borrower hereby expressly waives any defenses Borrower might have to require Lender to enforce its rights by judicial process or otherwise arising from the use of nonjudicial process, disposition of any or all of the Collateral, or any other election of remedies.

ARTICLE IX

 Miscellaneous
9.01 Notices.
(a) All notices and other communications provided for herein shall be made as follows:
(i)	If to Borrower at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, Attention General Counsel.
(ii)	If to Lender at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, Attention General Counsel.
(b)
Any notice or demand required by any Back-to-Back Loan Document shall be deemed to have been given and received on the earlier of (i) when the notice or demand is actually received by the recipient or (ii) 72 hours after the notice is deposited in the United States mail, certified or registered, with postage prepaid, and addressed to the recipient.

9.02 Amendments and Waivers.
(a)
No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of any Back-to-Back Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall comply with paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Back-to-Back Revolving Credit Loan shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

(b)
Neither this Agreement nor any other Back-to-Back Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and Lender.

9.03 Expenses; Indemnity; Damage Waiver.
(a)
Borrower agrees to indemnify and hold harmless Lender and each of its Related Parties (each, an "Indemnified Party") from and against, any and all claims, damages, losses, liabilities and related expenses (including the reasonable fees, charges and expenses of any counsel for any Indemnified Party), incurred by any Indemnified Party or any of its Related Parties arising out of, in connection with, or by reason of:

(i)
the execution or delivery of any Back-to-Back Loan Document or any agreement or instrument contemplated in any Back-to-Back Loan Document, the performance by the parties thereto of their respective obligations under any Back-to-Back Loan Document or the consummation of the transactions contemplated by the Back-to-Back Loan Documents;

(ii)	any Back-to-Back Revolving Credit Loan or the actual or proposed use of the proceeds therefrom
(iii)
any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related to Borrower or any of its Subsidiaries in any way; or

(iv)
any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnified Party is a party thereto;

(b)
Borrower agrees, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (including, without limitation, any loss of profits or anticipated savings), as opposed to actual or direct damages, resulting from this Agreement or any other Back-to-Back Loan Document or arising out of such Indemnified Party's activities in connection herewith or therewith (whether before or after the Closing Date).

(c)	All amounts due hereunder shall be payable promptly after demand is made for payment by Lender.
(d)
Borrower agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding) without the prior consent of the applicable Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding.

9.04 Successors and Assigns.
 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.05 Survival.
All covenants, agreements, representations and warranties made by Borrower in the Back-to-Back Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Back-to-Back Loan Documents and the making of any Back-to-Back Revolving Credit Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Back-to-Back Revolving Credit Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Back-to-Back Revolving Credit Commitment has not expired or terminated.
 9.06 Counterparts; Integration; Effectiveness.
 This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Back-to-Back Loan Documents constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect to the subject matter hereof.
9.07 Severability; Reformation.
If any term or provision of any Back-to-Back Loan Document is determined to be invalid, illegal or unenforceable under applicable law, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof or thereof or invalidate or render unenforceable such term or provision in any other jurisdiction; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.
9.08 Governing Law; Jurisdiction; Consent to Service of Process.
 This Agreement and the other Back-to-Back Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Back-to-Back Loan Document (except, as to any other Back-to-Back Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

 9.09 Headings.
The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NL INDUSTRIES, INC.
as Borrower

By /s/ Gregory M. Swalwell
Gregory M. Swalwell,
Executive Vice President and
Chief Financial Officer

NLKW HOLDING, LLC
as Lender

By /s/ Robert D. Graham
Robert D. Graham,
Chief Executive Officer